Exhibit 10.1

CALLAWAY GOLF COMPANY

2011 SENIOR MANAGEMENT INCENTIVE PROGRAM

UNDER THE 2004 INCENTIVE PLAN

1. Purposes of the Program. This Callaway Golf Company 2011 Senior Management Incentive Program (“Program”), established pursuant to Section 12 of the Callaway Golf Company Amended and Restated 2004 Incentive Plan (“Plan”), sets forth a program for payment of performance awards subject to the provisions of Section 11 of the Plan to those Participants designated for participation and is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating Participants to perform to the best of their abilities and to achieve the Company’s objectives. The Program’s goals are to be achieved by providing such Participants with performance awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of other objectively determinable performance goals. The Program is intended to permit the payment of awards under the Plan that may qualify as performance-based compensation under Section 162(m). Capitalized terms not defined herein shall have the meanings provided in the Plan.

2. Definitions.

(a) “Award” has the meaning set forth in Section 4.

(b) “Base Salary” means, as to any Performance Period, Participant’s salary actually paid during the portion of the Performance Period during which the individual was a Participant (including without limitation any compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, but excluding any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and excluding any other Company contributions) and, except for the House Rent Allowance for Participants based in India, excludes all bonuses, incentives, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), relocation allowances, stock option grants, equity awards, employee benefits and other similar items of compensation. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Pro-forma Pretax Income” means the Company’s consolidated pre-tax income for the relevant period less (i) charges incurred in connection with the Company’s Global Operations Strategy (GOS) and (ii) other unforeseen one-time charges as determined by the Committee.

(d) “Corporate Sales” means, with respect to the Corporate Goals, the Company’s consolidated net sales as reflected in the Company’s audited financial statements for the relevant period.

(e) “Covered Employee” means a Participant who falls within the definition of “covered employee” under Section 162(m).

(f) “Eligible Position” means one of the following (i) an officer of the Company, including its Chief Executive Officer, (ii) the most senior non-officer employees (employees with job classifications of E10 or above at the Company or Callaway Golf Sales Company), (iii) the most senior officers at Callaway Golf Ball Operations (“CGBO”) and subsidiaries located in: Europe, Japan, Canada, Korea, China, Australia, South East Asia, India and Mexico (iv) the most senior non-officer employees at CGBO with a pay grade of 13 or 14 or a pay grade of 12 and the title of Director; (v) Vice Presidents of Callaway Golf Interactive (“CGI”), and (vi) the Director-Level employees of the Company’s foreign subsidiaries who are recommended for participation by the most senior officer at such foreign subsidiary and approved by the VP, Sr. Human Resources.

(g) “Emerging Market” means China, India, South East Asia, South West Asia, Thailand, Malaysia and Mexico.

(h) “Sales” means, with respect to Regional Sales Goals, the portion of the Company’s net sales as reflected in the Company’s audited financial statements for the relevant period attributable to the applicable Market or Markets.

(i) “Financial Goal Achievement Percentage” means, with respect to a Participant, the aggregate Goal Achievement Percentages for the Financial Goals applicable to the Participant, with each multiplied by the weighting associated therewith, as provided in Section 5.

(j) “Financial Goals” means, with respect to a Participant, the Corporate Goals, the Mature Market Goals and the Emerging Market Goals, and based on one or more of the following: Corporate Income, Sales, and Operating Profit.

(k) “Goal” means, as applicable, the Corporate Goal, the Mature Market Goal or the Emerging Market Goal (as each such term is defined in Section 5).

(l) “Goal Achievement Percentage” means the portion of the Target Goals applicable to a Participant that are actually achieved, as provided in Section 5, and the portion of the Participant’s MBOs that are actually achieved.

(m) “Mature Market” means United States, All International, and the following Regions and Countries: EMEA (Europe, Middle East and Africa), Australia, Canada, All Asia, Japan and South Korea.

(n) “MBO Goal Achievement Percentage” means, with respect to a Participant, the Goal Achievement Percentage for the MBOs applicable to the Participant.

(o) “Operating Profit” means, with respect to Regional Goals, the portion of the Company’s Operating Profit attributable to the applicable Market or Markets. This is defined as the Region’s Gross Margins less relevant Regional Operating Expenses. For Participants on the consolidated international operating profit target measured in U.S. dollars, the consolidated total would include the settled value of the translational hedges.

(p) “Overall Achievement Percentage” means, with respect to a Participant, the aggregate Financial Goal Achievement Percentage together with the MBO Goal Achievement Percentage, with each multiplied by the weighting specified in the Payout Formula provided in Section 6(c).

(q) “Participant,” for the 2011 Performance Period, means a regular full or part-time employee who (i) has been hired, promoted or transferred into an Eligible Position before October 1, 2011, and (ii) is an active employee or on an approved leave of absence at the Payout Date.

(r) “Payout Date” means the date on which Awards are paid pursuant to Section 6(f).

(s) “Payout Determination Date” means the date upon which the Committee or the Chief Executive Officer, as applicable, determines the amounts payable pursuant to an Award, in accordance with Section 6.

(t) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(u) “Performance Goals” means the goals, based on performance criteria that are established by the Committee or, for Participants who are not Covered Employees, by the Chief Executive Officer, in each case as provided for in Section 11.2 of the Plan.

(v) “Performance Period” means any January 1 through December 31.

(w) “Region” or “Regional” means the applicable Emerging Market, Mature Market, or a combination of any one or more Emerging Markets or Mature Markets.

(x) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(y) “Target Determination Cutoff Date” means the latest possible date that the Committee may set the Performance Goals, Target Awards and maximum payout that will not jeopardize an Award’s qualification as Performance-Based Compensation. For the 2011 Performance Period, this date will be March 30, 2011.

3. Program Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Program and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Program. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Program:

(i) discretionary authority to construe and interpret the terms of the Program, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii) to prescribe forms and procedures for purposes of Program participation and distribution of Awards; and

(iii) to adopt rules, regulations and bylaws, to formally amend the Program and to take such actions as it deems necessary or desirable for the proper administration of the Program.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Program shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Award Determinations. Each Participant under the plan shall be granted an award of a contingent right to a future cash payment (an “Award”), the payment of which is contingent upon the Company’s financial performance (or the financial performance of a portion of the Company) as well as the Participant’s individual performance objectives (“MBOs”). For each Participant, the Company has established a “Target Award” expressed as a percentage of a Participant’s Base Salary. The Target Award represents the amount a Participant could earn if the Company achieves its target financial performance goals and the Participant achieves 100% of the Participant’s MBOs. Performance above or below the targeted goals can result in an award above or below the Target Award. The “Maximum Award” a Participant can earn is equal to 150% of the Target Award and achievement of the minimum performance criteria for the payment of an Award results in a “Threshold Award” equal to 50% of the Target Award. The Threshold Award, Target Award and Maximum Award for each Participant is set forth below by position:

Level	Position	Threshold Award	Target Award	Maximum Award

1.	CEO (Chief Executive Officer - Callaway Golf)

2.	Sr. Exec. VP (Vice President) - Callaway Golf, Sr. VP reporting to the CEO – Callaway Golf & Sr. VP, U.S. Sales

3.	Sr. VP – Callaway Golf, President of Asia and President of Europe, Middle East and Africa

4.	VP – Callaway Golf & CGBO; most senior officer of Canada, Korea, Australia, CGI & China

5.	All other senior level participants

5. Performance Goal Determinations. Awards under this Program are contingent upon the achievement of the Company’s threshold financial performance goals and each Participant’s Award is based on the overall achievement of these financial performance goals as well as the Participant’s MBOs. The Company will establish for the 2011 Performance Period the financial performance goals for this Program as well as each Participant’s MBOs prior to the Target Determination Cutoff Date as provided in section 2(q).

(a) Minimum Pro-forma Pretax Income. A minimum level of Pro-forma Pretax Income is required before any Award will be paid under this Program to any Participant regardless of any other performance measure.

(b) Corporate Goals. All Participants’ Awards will be based, at least in part, on Performance Goals based on Corporate Pro-forma Pretax Income and Corporate Sales (“Corporate Goals”). For the 2011 Performance Period, the Corporate Goals are as provided in Appendix A hereto.

(c) Mature Market Goals. Certain Participants’ Awards will be based, at least in part, on Performance Goals based on the Operating Profit and Sales of one or more applicable Mature Markets (“Mature Market Goals”). For the 2011 Performance Period, the Mature Market Goals are as provided in Appendix A hereto.

(d) Emerging Market Goals. Certain Participants’ Awards will be based, at least in part, on Performance Goals based on the Operating Profit and Sales of one or more applicable Emerging Markets (“Emerging Market Goals”). For the 2011 Performance Period, the Emerging Market Goals are as provided in Appendix A hereto.

For purposes of calculating the Goal Achievement Percentage with respect to the applicable Goals, Company performance below the “Threshold Goal” or above the “Maximum Goal” in the table above will be disregarded. The Committee shall determine the Goal Achievement Percentage by reference to the “Target Goal.” The Goal Achievement Percentage at the Threshold Goal is 50%; the Goal Achievement Percentage at the Target Goal is 100%; and the Goal Achievement Percentage at the Maximum Goal is 150%. Performance between the Threshold Goal and the Target Goal shall be interpolated on a straight-line basis; performance between the Target Goal and the Maximum Goal shall also be interpolated on a straight-line basis.

(e) Weighting. Relative weighting shall be as follows:

(1) Corporate Pro-forma Pretax Income shall be weighted 3.0x Corporate Sales;

(2) For the Mature Market Goals, Operating Profit shall be weighted 3.0x Sales; and

(3) For Emerging Market Goals, Operating Profit shall be equally weighted with Sales.

(f) MBOs. The Committee shall approve the MBOs for each Participant who is a Covered Employee. The Committee or the Chief Executive Officer shall approve the MBOs for all other Participants who are not Covered Employees.

(g) Application of Performance Goals to Participants. The Corporate Goals, Mature Market Goals and Emerging Market Goals and the weighting of each such Goal applicable to a Participant is set forth below by position:

Organization Level	Corporate	U.S./ Canada	International	Region/ Country	Total
Corporate
CEO & Direct Reports except Sr. VP US & Int’l
Callaway Golf and CGBO Staff
Mexico Assembly Plants Management

U.S. and Canada
VP, Sr. U.S. Business
Corporate U.S. Support (Finance/HR)
US Business

International – Carlsbad
VP, Sr. International
Corporate Int’l Support (Finance/HR)
International Business (Carlsbad)

International
Regional Managing Director (MD)
Country MD / General Manager (GM)
MD/GM Direct Reports

6. Payout Determination.

(a) Payout Determination and Certification. On the Payout Determination Date, (i) the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the Financial Goal Achievement Percentage and the MBO Goal Achievement Percentage for each Covered Employee and (ii) the Committee or the Chief Executive Officer shall approve the Financial Goal Achievement Percentage and the MBO Goal Achievement Percentage for each other Participant who is not a Covered Employee.

(b) Maximum Payout. Subject to the maximum payout specified by Section 12 of the Plan, for the 2011 Performance Period, if the Financial Goal Achievement Percentage is not greater than 100%, then the maximum amount of a Participant’s Award to be paid under this Program shall be the product of (i) the Participant’s Financial Goal Achievement Percentage multiplied by (ii) the Participant’s Target Award, multiplied by 1.20. If the Financial Goal Achievement Percentage applicable to a Participant is greater than 100%, then the maximum amount of a Participant’s Award to be paid under this Program shall be the product of (x) the Participant’s Financial Goal Achievement Percentage multiplied by (y) the Participant’s Target Award.

(c) Payout Formula. Notwithstanding any contrary provision of the Program, the Committee shall, as appropriate, reduce the maximum amount payable to any Participant under Section 6(b) above under the following formula (the “Payout Formula”). The Financial Goals shall constitute 80% of the Award and the Participant’s satisfaction of his or her MBOs shall constitute 20% of the Award (based on the Committee’s or Chief Executive Officer’s evaluation of a Participant’s satisfaction of his or her MBOs). Based upon this Payout Formula, the Financial Goal Achievement Percentage and the MBO Goal Achievement Percentage, an Overall Achievement Percentage shall be determined for each Participant. The amount payable to each participant under the Program shall be equal to the product of the (i) Overall Achievement Percentage, (ii) multiplied by the Participant’s Target Award, and (iii) multiplied by the Participant’s Base Salary. Notwithstanding the foregoing, a Participant’s Award may be reduced or eliminated in its entirety based on the Committee’s (or, in the case of a Participant who is not a Covered Employee, the Chief Executive Officer’s) evaluation of the Participant’s overall job performance.

(d) Right to Receive Payment. Each Award under the Program shall be paid solely from the general assets of the Company. Nothing in this Program shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. At no time before the actual distribution of funds to Participants under the Program shall any Participant accrue any vested interest or right whatsoever under the Program except as otherwise stated in this Program.

(e) Form of Distributions. The Company shall distribute all Awards to the Participant in cash, unless the Committee determines to substitute shares of the Company’s Common Stock for the cash payment in accordance with Section 12 of the Plan.

(f) Timing of Distributions. Subject to Section 6(g) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 1/2 months after the end of the calendar year that includes the applicable Payout Determination Date.

(g) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m).

(h) Withholding. In accordance with Section 13 of the Plan, the Company may withhold from the Awards payable to Participants under this Program amounts necessary to satisfy any federal, state, local or foreign tax withholding obligation relating to such payments.

7. Term of Program. The Program shall become effective on January 1, 2011 and shall apply to the 2011 Program year.

8. Amendment and Termination of the Program. The Committee may amend, modify, suspend or terminate the Program, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Program or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation.

9. Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.